Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157605

PROSPECTUS SUPPLEMENT
(Prospectus dated February 27, 2009)

The Southern Company

SOUTHERN INVESTMENT PLAN

The following information updates and supplements the Southern Investment Plan prospectus dated February 27, 2009.

Change of Plan Administrator, Transfer Agent and Registrar.  Effective July 6, 2010, the Plan Administrator will be The Bank of New York Mellon. Mellon Investor Services LLC will be the transfer agent and registrar for the Southern Investment Plan.  Southern Company Services, Inc., through The Southern Company’s stock transfer agent, registrar and dividend disbursing agent, SCS Stockholder Services, will continue to serve as Plan Administrator, Transfer Agent and Registrar through July 5, 2010.

Contact information for the Plan Administrator, Transfer Agent and Registrar is provided below.

General Inquires to The Bank of New York Mellon and Mellon Investor Services LLC:
c/o BNY Mellon Shareowner Services P.O. Box 358035 Pittsburgh, PA 15252-8035 (800) 554-7626

Requests for Waivers.  In order to make a Request for Waiver of the annual maximum amount for optional cash investments, participants should continue to obtain a “Request for Waiver” form by contacting The Southern Company at 404/506-0800 or waivers@southernco.com.  See “Optional Cash Payments Over Annual Maximum Amount” on page 7 of the accompanying prospectus.

See “Risk Factors” on page 2 of the accompanying prospectus for certain risks to consider before participating in the Southern Investment Plan or before purchasing shares of Southern Company common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2010.